Exhibit 2.1

STOCK CONTRIBUTION AGREEMENT

This Stock Contribution Agreement (this “Agreement”), dated as of June 19, 2012, is entered into by and among FINESCO, a holding company incorporated in France (“Finesco”); SCOMEDICA, a company incorporated in France (“Scomedica”) (collectively, Finesco and Scomedica shall be hereinafter referred to as the “Companies”), MR. GERARD BURGER, a French citizen (“Mr. Burger”), MRS. MARTINE BURGER, a French citizen (“Mrs. Burger”), MR. RACHED GAIDA, a French citizen (“Mr. Gaida”), MR. ERIC DIALLO, a French citizen (“Mr. Diallo”) and MRS. DOMINIQUE BAPTISTE, a French citizen (“Mrs. Baptiste”) (Mr. Gaida, Mr. Diallo and Mrs. Baptiste collectively shall be referred to hereinafter as the “Minority Shareholders”) (Mr. Burger, Mrs. Burger and the Minority Shareholders collectively shall be referred to hereinafter as the “Contributors”), and APRICUS BIOSCIENCES, INC., a Nevada corporation (“Beneficiary”) (each a “Party” and collectively, Finesco, Scomedica, the Contributors and the Beneficiary shall be hereinafter referred to as the “Parties”).

RECITALS

WHEREAS, the Contributors own all of the issued and outstanding shares of capital stock (the “Shares”) of Finesco;

WHEREAS, Finesco owns all of the issued and outstanding shares of common stock of Scomedica;

WHEREAS, Finesco, Scomedica, the Contributors and Beneficiary entered into a Non-Binding Term Sheet, dated March 6, 2012, for the contribution of all of the Shares to the Beneficiary (the “Term Sheet”); and

WHEREAS, pursuant to the Term Sheet, the Contributors wish to contribute to Beneficiary, and Beneficiary wishes to receive from the Contributors, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Additional Contribution Payment Deadline” means the fifth (5th) Business Day after the issuance of the audited (i.e. the issuance by Scomedica statutory auditor of its general report) financial statements of Scomedica for the fiscal year end December 31, 2012.

“Affiliate” (including the term “affiliated”), whether or not capitalized, of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”), whether or not capitalized, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City or Paris France are authorized or required by Law to be closed for business.

“Closing Working Capital” means: (a) the Current Assets of the Companies, less (b) the Current Liabilities of the Companies, determined as of the close of business on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable (aged no more than 90 days), other receivables, inventory and prepaid expenses, but excluding the portion of any prepaid expense of which Beneficiary will not receive the benefit following the Closing and including deferred Tax assets, determined in accordance with French GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital Amount, as shown on Exhibit D attached hereto.

“Current Liabilities” means indebtedness for borrowed money, accounts payable, accrued Taxes (but including any deferred Tax liabilities) and accrued expenses, in each case determined in accordance with French GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital Amount, as shown on Exhibit D attached hereto.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Warrantors for themselves and on behalf of Finesco and Scomedica concurrently with the execution and delivery of this Agreement (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections, subsections, paragraphs and subparagraphs to the extent the applicability of such disclosure to such other sections, subsections, paragraphs and subparagraphs is reasonably apparent from the disclosure made, provided further that, notwithstanding the foregoing proviso, disclosures on another Section of the Disclosure Schedule shall not be deemed to be disclosures against any of Sections 3.04, 4.01, 4.02, 4.03(d), 4.06, 4.10(b), 4.12(b), 4.15, 4.16(a), 4.18(h), 4.20(b) or 4.21(e) of the Disclosure Schedules, meaning that such listed Sections of the Disclosure Schedule (together with any documents expressly incorporated or cross-referenced therein) shall stand on their own).

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“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other European, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Companies as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

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“French GAAP” means French generally accepted accounting principles, consistently applied.

“Governmental Authority” means any national, local, European or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Knowledge of Warrantors” or “Warrantors’ Knowledge” or any other similar knowledge qualification, whether or not capitalized, means the actual knowledge of any Warrantor.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means all liabilities, including, without limitation, indebtedness for borrowed money, accounts payable, accrued Taxes and accrued expenses, in each case determined in accordance with French GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees; provided, however, that “Losses” shall not include punitive, consequential (including lost profits), incidental, indirect, special, multiple or similar damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority of the Contributors” means the Contributors holding a majority of the voting power of the Shares immediately prior to the Closing.

“Majority of the Warrantors” means Gerard Burger.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Companies, or (b) the ability of the Companies to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Companies operate; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 4.05 and Section 6.09(a), or resulting from the announcement, pendency or public disclosure of this Agreement or the transactions contemplated hereby; (iv) conditions caused by acts of terrorism or war (whether or not declared); or (v) changes in Laws or accounting rules; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Companies compared to other participants in the industries in which the Companies conduct their businesses.

“Net Revenue” means the “chiffres d’affaires nets (total)” of Scomedica as reported in the audited financial statements of Scomedica for the fiscal year ended December 31, 2012, prepared in accordance with French GAAP, as applied on a basis consistent with past practice.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Companies for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Companies for any Pre-Closing Tax Period.

“Real Property” means the real property owned, leased or subleased by the Companies, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Restricted Business” means the business of visiting medical professionals for the purposes of educating them with respect to pharmaceutical products that are similar to or compete at any time with the pharmaceutical products represented by the Companies within the twelve (12) months prior to the Closing.

“Taxes” means all national, local, European, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, social contributions, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means France.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement attached as Exhibit A hereto, the Employment Agreements for Mr. Burger and Mrs. Burger attached as Exhibit B hereto and the Registration Rights and Transfer Restriction Agreement attached as Exhibit C hereto, all as described herein.

“Warrantors” has the meaning ascribed to this term in the preamble of Article IV.

Article II

CONTRIBUTION AND RECEIPT

Section 2.01        Contribution. Subject to the terms and conditions set forth herein, at the Closing, the Contributors shall contribute to the Beneficiary, and the Beneficiary shall accept from the Contributors, the Shares, free and clear of all Encumbrances, in exchange for the consideration specified in Section 2.02 (the “Transaction”).

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Section 2.02        Contribution Amount.

(a)                The aggregate consideration deliverable to the Contributors for the contribution of the Shares shall consist of: (i) Beneficiary Shares worth Seven Million Euros (€7,000,000) (the “Initial Contribution Amount”) and if delivered (ii) an additional number of Beneficiary Shares worth One Million Eight Hundred Eighteen Thousand Eighty Eight Euros (€1,818,088) deliverable on or before Additional Contribution Payment Deadline (the “Additional Contribution Amount”; the Initial Contribution Amount, together with the Additional Consideration Amount, if issued, the “Contribution Amount”); provided, however, that the Beneficiary shall only be obligated to deliver the Additional Contribution Amount if Scomedica’s Net Revenue for the twelve months ending December 31, 2012 equals or exceeds Eight Million Euros (€8,000,000), in which case the Additional Contribution Amount shall become deliverable on the Additional Contribution Payment Deadline. The Contribution Amount shall be delivered by the Beneficiary in newly issued, unregistered shares of common stock of Beneficiary (“Beneficiary Shares”), valued at the volume-weighted average price of Beneficiary’s common stock on the NASDAQ Capital Market for the ten (10) trading days immediately preceding (i) for the Initial Contribution Amount, the Closing, (ii) for the Additional Contribution Amount, the Additional Contribution Payment Deadline, or if earlier, the date of issuance of the Beneficiary Shares representing the Additional Contribution Amount, and (iii) for the reimbursement and indemnification payments provided for in Section 7.03 and Section 9.07, (x) the Closing, to the extent such payments are made within a period of six (6) months as from the Closing or (y) the date such reimbursement or indemnification payments are due and payable to the extent such payments are made following the aforementioned six (6) month period (each the “Applicable Trading Price”). The number of Beneficiary Shares issuable hereunder shall be rounded down to the next lowest whole number of shares. For further clarity, the Applicable Trading Price shall equal the sum of the products obtained by multiplying (x) the average of the high and low trading prices per share of Beneficiary’s common stock for each of the relevant trading days by (y) a fraction, the numerator of which is the number of shares traded on such market on such trading day, and the denominator of which is the total number of shares traded on such market during the applicable ten (10) trading day period. For illustrative purposes only, the following example provides the calculation of the volume-weighted average price of Beneficiary’s common stock with a result of US$2.88 for the ten (10) trading days listed below:

Date	Average of the High and Low	Volume	Fraction	Product
March 30, 2012	US$2.71	338,743	0.110831369	0.30035301
March 29, 2012	US$2.69	235,811	0.077153641	0.207543294
March 28, 2012	US$2.67	512,419	0.167655417	0.450993072
March 27, 2012	US$2.81	354,973	0.116141569	0.326357809
March 26, 2012	US$2.95	205,782	0.067328626	0.198619447
March 23, 2012	US$2.93	299,392	0.097956342	0.287012082
March 22, 2012	US$2.98	361,045	0.118128231	0.352022128
March 21, 2012	US$3.06	407,979	0.133484296	0.408461946
March 20, 2012	US$3.16	178,624	0.058442956	0.184679741
March 19, 2012	US$3.19	161,614	0.052877553	0.168679394
		3,056,382		US$2.884721923

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(b)               For purpose of determining the number of Beneficiary Shares issuable hereunder, the Applicable Trading Price shall be converted from US dollars into Euro using the average Dollar:Euro exchange rate published in The Wall Street Journal on each of the ten (10) trading days referenced in Section 2.02(a) above.

(c)                On the Closing Date, the Beneficiary shall issue to the Contributors the number of Beneficiary Shares equal to (i) the Initial Contribution Amount, divided by (ii) the Applicable Trading Price, provided that the Escrow Shares shall be delivered to the Escrow Agent as described in Section 2.03 below.

(d)               If the condition precedent to payment of the Additional Contribution Amount set forth in Section 2.02(a) has been satisfied, then on or before the Additional Contribution Payment Deadline, the Beneficiary shall issue to the Contributors, pro rata in accordance with their former holdings of Shares, the number of Beneficiary Shares equal to (i) the Additional Contribution Amount divided by (ii) the Applicable Trading Price.

(e)                In no instance, however, will Beneficiary be obligated to issue to Contributors, or the Contributors to accept from Beneficiary, a number of shares of common stock in excess of 19.99% of the total Beneficiary common stock issued and outstanding as of the date hereof. Any portion of the Contribution Amount that cannot be paid in Beneficiary Shares due to the foregoing limit shall instead be paid in cash, except if the Parties subsequently agree differently.

(f)                The Beneficiary Shares shall also be entitled to and benefit from certain registration rights that are described in the Registration Rights and Transfer Restriction Agreement (“Registration Rights Agreement”) attached hereto as Exhibit C. Pursuant to the Registration Rights Agreement, Beneficiary will prepare and file a resale registration statement on Form S-3 (Form S-3”) with the U.S. Securities and Exchange Commission (“SEC”) within twenty (20) Business Days of the Closing Date and Beneficiary will use its best efforts to have the Form S-3 registration statement declared effective within forty (40) Business Days of the Closing Date. In case of review of the Form S-3 registration statement by the SEC, the forty (40) Business Day period above will be extended to sixty (60) Business Days.

(g)               The Registration Rights Agreement also contains a sale plan that restricts the sale by any of the Contributors of the Beneficiary Shares to certain maximum daily volumes as described therein.

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Section 2.03        Escrow of Shares. On the Closing Date, Beneficiary shall deliver to a mutually agreed third party escrow agent (the “Escrow Agent”) Beneficiary Shares otherwise issuable to the Warrantors, on a pro rata basis based on the Warrantors’ relative holdings of Shares, equal to fifteen per cent (15%) of the Initial Contribution Amount to secure the Warrantors’ indemnity obligations in respect of any breaches of the Contributors’ or the Companies’ representations, warranties and covenants (the “Escrow Shares”) for a period of one year from the Closing Date (the “Escrow Period”). At any time during the Escrow Period, a Majority of the Warrantors may require all, but not less than all, of the Escrow Shares to be sold and replaced in escrow, with the cash equivalent to 15% of the value of the Initial Contribution Amount as of the Closing Date (as adjusted pursuant to Section 2.05); provided that if the cash value of the Escrow Shares upon sale is less than 15% of the value of the Initial Contribution Amount, then the Warrantors shall, on a pro rata basis, contribute an additional amount of cash within 10 Business Days such that the escrow corpus equals 15% of the value of the Initial Contribution Amount (as so adjusted). After the Escrow Period terminates, the Warrantors shall receive the Escrow Shares (or cash in lieu thereof, if the Escrow Shares have been sold at the direction of the Majority of the Warrantors), minus any amounts paid or potentially payable to the Beneficiary Indemnitees with respect to any pending claims for indemnification timely asserted in accordance with the Escrow Agreement.

Section 2.04        Transactions to be Effected at the Closing.

(a)                At the Closing, the Beneficiary shall deliver to the Contributors:

(i)                 the Initial Contribution Amount in shares of unregistered common stock of Beneficiary, minus the Escrow Shares that will be placed in escrow;

(ii)               documentary evidence of the wire transfer of the One Hundred Euros (€100) amount to be paid in cash at Closing; and

(iii)             the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Beneficiary at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(b)               At the Closing, Contributors shall deliver to Beneficiary:

(i)                 share transfer register and shareholder accounts of the Companies evidencing title to the Shares and to Scomedica Common Stock, free and clear of all Encumbrances, updated with any transfers having occurred prior to the Transaction and any evidence supporting such transfers; and

(ii)               the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Contributors at or prior to the Closing pursuant to Section 8.02 of this Agreement.

Section 2.05        Initial Contribution Amount Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, the Agent shall, on behalf of the Contributors, prepare and deliver to Beneficiary a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of Finesco and Scomedica as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officers of Finesco and Scomedica that the Estimated Closing Working Capital Statement was prepared in accordance with French GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital Amount, as shown on Exhibit D attached hereto.

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(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital compared to a range of €1,100,000 to €1,300,000 target working capital (the “Target Working Capital”) as follows. The calculation of the Target Working Capital is set forth on Exhibit D attached hereto. If the Estimated Closing Working Capital exceeds €1,300,000, the Closing Adjustment will be a positive number equal to Estimated Closing Working Capital minus €1,300,000 and the Initial Contribution Amount shall be increased by the amount of the Closing Adjustment. If the Estimated Closing Working Capital is lower than €1,100,000, the Closing Adjustment will be a negative number equal to the Estimated Closing Working Capital minus €1,100,000 and the Initial Contribution Amount shall be reduced by the amount of the Closing Adjustment. If the Estimated Closing Working Capital is an amount between €1,100,000 and €1,300,000, the Closing Adjustment will be equal to €0. By way of example only, if the Closing Adjustment amount is €100,000, then the Initial Contribution Amount will equal €7,100,000; if the Closing Adjustment amount is negative €100,000, then the Initial Contribution Amount will equal €6,900,000.

(b) Post-Closing Adjustment.

(i) Within 45 days after the Closing Date, Beneficiary shall prepare and deliver to the Agent a statement setting forth its good faith calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”), Beneficiary’s good faith calculation of the Final Working Capital Adjustment (as defined below), and a certificate of the Chief Financial Officer of Beneficiary that the Closing Working Capital Statement was prepared in accordance with French GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital Amount, as shown on Exhibit D attached hereto. The “Final Working Capital Adjustment” shall be an amount equal to the Closing Working Capital as finally determined pursuant to this Section 2.05(b) compared to the Target Working Capital range as follows. If the Closing Working Capital exceeds €1,300,000, the Final Working Capital Adjustment will be a positive number equal to the Closing Working Capital minus €1,300,000. If the Closing Working Capital is lower than €1,100,000, the Final Working Capital Adjustment will be a negative number equal to the Closing Working Capital minus €1,100,000. If the Closing Working Capital is an amount between €1,100,000 and €1,300,000, the Final Working Capital Adjustment will be equal to €0.

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(ii) The post-closing adjustment shall be an amount equal to the Final Working Capital Adjustment minus the Closing Adjustment (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Beneficiary shall issue to the Contributors, pro rata in accordance with their former holdings of Shares immediately prior to the Closing, additional newly-issued shares of Beneficiary’s unregistered common stock (valued as of the Closing Date) equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, each Contributor shall deliver to Beneficiary for cancellation a number of Beneficiary Shares (valued as of the Closing Date) equal to the Post-Closing Adjustment multiplied by the percentage of the Shares held by such Contributor as of the Closing, and Beneficiary and the Majority of the Warrantors shall instruct the Escrow Agent to release from the escrow and deliver to Warrantors, pro rata in accordance with their respective interests, a number of Escrow Shares such that, after such release, the value of the remaining Escrow Shares (valuing the Escrow Shares as of the Closing Date) equals fifteen percent (15%) of the adjusted Initial Contribution Amount.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Agent shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement and proposed Final Working Capital Adjustment. During the Review Period, Beneficiary shall and shall cause the Companies to afford Agent and its accountants and agents reasonable access to the books and records of the Companies and work papers prepared by or on behalf of Beneficiary and/or Beneficiary's Accountants, to the extent that they relate to the Closing Working Capital Statement or the proposed Final Working Capital Adjustment and to such historical financial information (to the extent in Beneficiary's possession) relating to the Closing Working Capital Statement and the proposed Final Working Capital Adjustment as the Agent may reasonably request for the purpose of reviewing same and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Beneficiary or the Companies.

(ii) Objection. On or prior to the last day of the Review Period, the Agent may object to the Closing Working Capital Statement and/or the proposed Final Working Capital Adjustment by delivering to Beneficiary a written statement setting forth the Agent’s objections in reasonable detail, indicating each disputed item or amount and the basis for disagreement therewith (the “Statement of Objections”). If the Agent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement, the proposed Final Working Capital Adjustment and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by all Contributors. If the Agent delivers the Statement of Objections before the expiration of the Review Period, Beneficiary and the Agent shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Beneficiary and the Agent, shall be final and binding on all parties.

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(iii) Resolution of Disputes. If the Agent and Beneficiary fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Paris office of Grant Thornton or, if Grant Thornton is unable to serve, Beneficiary and the Agent shall appoint by mutual agreement the Paris office of an impartial nationally recognized (in France) firm of independent certified public accountants other than the Companies’ Accountants or Beneficiary's Accountants or, if Beneficiary and the Agent cannot mutually agree on the office of an impartial nationally recognized firm of independent certified public accountants within 10 days of the expiration of the Resolution Period, to such impartial nationally recognized firm of French independent certified public accountants as appointed in summary proceedings by Tribunal de Commerce de Versailles, by the most diligent Party (the “Independent Accountants”). The Independent Accountants, acting as experts, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement consistent with the provisions of this Agreement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne by the Contributors, pro rata, on the one hand, and the Beneficiary, on the other hand, in such proportions as the Independent Accountants may determine based on the parties’ relative success with respect to the resolution of the Disputed Amounts submitted to the Independent Accountants.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement, the proposed Final Working Capital Adjustment and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Satisfaction of Post-Closing Adjustment. Except as otherwise provided herein, any Post-Closing Adjustment shall be satisfied within five Business Days after the final determination of the Post-Closing Adjustment pursuant to this Section 2.05(c).

(d) Adjustments for Tax Purposes. Any issuance or cancellation of Beneficiary Shares made pursuant to this Section 2.05 shall be treated as an adjustment to the Initial Contribution Amount by the parties for Tax purposes, unless otherwise required by Law.

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Section 2.06        Closing. Subject to the terms and conditions of this Agreement, the contribution of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Paris time, no later than two Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Salans, 5 boulevard Malesherbes 75008 Paris, France, or at such other time or on such other date or at such other place as the Contributors and Beneficiary may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that the Closing Date shall not occur any earlier than the fifteenth trading day following the public dissemination, in accordance with Section 6.13, of the joint press release attached as Exhibit E hereto.

Section 2.07        Withholding Tax. Beneficiary and the Contributors shall be entitled to deduct and withhold from the Contribution Amount all Taxes that Beneficiary and the Contributors may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Contributors hereunder.

Section 2.08        Restricted Stock Legends. Each certificate representing the Beneficiary Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NO SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OR OFFER TO DO ANY OF THE FOREGOING MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL, ACCEPTABLE TO THE ISSUER, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED BECAUSE OF THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, INCLUDING REGULATION S. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED IN THE SECURITIES REPRESENTED BY THIS INSTRUMENT UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.

The Contributors agree to resell the Beneficiary Shares only in accordance with the provisions of the foregoing legend, and agree not to engage in hedging transactions with regard to such Beneficiary shares unless in compliance with the Securities Act. The Beneficiary will refuse to register the transfer of Beneficiary Shares not made in accordance with the provisions of the foregoing legend.

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Article III

Representations and warranties of Contributors

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Contributor, severally and not jointly, represents and warrants to Beneficiary that the statements contained in this Article III are true and correct as of the date hereof with respect to such Contributor:

Section 3.01        Contributor Domicile. Such Contributor is a citizen of France and is resident in France at the address set forth next to such Contributor’s name in Section 11.02 herein.

Section 3.02        Power and Authorization. Such Contributor has all requisite power and authority to enter into each of the Transaction Documents to which he or she is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Contributor of the Transaction Documents to which he or she is a party and the consummation of the transactions contemplated hereby and thereby by such Contributor have been duly authorized by all necessary action on the part of such Contributor. This Agreement has been duly executed and delivered by such Contributor and, assuming due authorization, execution and delivery by the Companies and Beneficiary, constitutes the legal, valid and binding obligation of such Contributor, enforceable against such Contributor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

Section 3.03        Authorization of Governmental Entities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Entities is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Contributor of this Agreement and each Transaction Document to which it is (or will be) a party or (b) the consummation of the Transaction by such Contributor.

Section 3.04        Non-contravention. Except as disclosed on Section 3.04 of the Disclosure Schedules, neither the execution, delivery and performance by such Contributor of this Agreement or any Transaction Document to which such Contributor is (or will be) a party nor the consummation of the Transaction will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Entity, in each case, as disclosed on Section 3.04 of the Disclosure Schedules, violate any provision of any legal requirement applicable to such Contributor; (b) result in a breach or violation of, or default under, any contractual obligation of such Contributor; or (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of such Contributor.

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Section 3.05        Title to Shares of Finesco. Except as disclosed in Section 3.04 of the Disclosure Schedules, such Contributor is the record and beneficial owner of the outstanding Shares described as owned by such Contributor in Section 3.04 of the Disclosure Schedules, and has good and marketable title to such Shares, free and clear of all Encumbrances, except for Permitted Encumbrances. Such Contributor has full right, power and authority to transfer and deliver to the Beneficiary valid title to the Shares held by such Contributor free and clear of all Encumbrances. Immediately following the Closing, the Beneficiary will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances, except as are imposed by applicable securities laws or created by the Beneficiary. Except pursuant to this Agreement or as disclosed in Section 3.04 of the Disclosure Schedules, there are no contractual obligations pursuant to which such Contributor has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of such Contributor’s Shares or other equity interests in Finesco.

Section 3.06        Investment Purpose/Registration Exemption.

(a)                Such Contributor acknowledges that the Beneficiary Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Beneficiary Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to any applicable exemption therefrom (including Regulation S) and subject to state securities laws and regulations, as applicable. Each Contributor certifies that he or she is not a “U.S. person” within the meaning of Rule 902 under the Securities Act and is not acquiring the securities for the account or benefit of any U.S. person.

(b)               Such Contributor is acquiring his or her Beneficiary Shares for his or her own account for investment and not with a view toward distribution in a manner that would violate the 1933 Act or any applicable state securities laws.

Section 3.07        Independent Investigation. Such Contributor has conducted his or her own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Beneficiary, and acknowledges that he or she has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Beneficiary for such purpose. Such Contributor acknowledges and agrees that in making her or his decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Contributor has relied upon her or his own investigation and the express representations and warranties of Beneficiary in Article V of this Agreement.

Section 3.08        No Brokers. None of the Contributors has any Liability of any kind to any broker, finder or agent with respect to the Transaction.

Section 3.09        No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (or, with respect to Warrantors, in Article IV), no Contributor, nor any of their respective Representatives, nor any Affiliates of any of the foregoing, makes any express or implied representation or warranty.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS, FINESCO AND SCOMEDICA REGARDING THE COMPANIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules: (a) Mr. Gerard Burger and Mrs. Martine Burger (the “Warrantors”) jointly and severally represent and warrant to Beneficiary, and (b) Finesco and Scomedica represent and warrant to Beneficiary that the statements contained in this Article IV are true and correct as of the date hereof:

Section 4.01        Organization and Authority of the Companies. Finesco and Scomedica are companies duly organized, validly existing and in good standing under the Laws of the country of France. A certified copy of the complete, up-to-date by-laws as well as an up-to-date certificate of registration (Extrait K bis) of each of Finesco and Scomedica have been delivered separately and referenced in Section 4.01 of the Disclosure Schedules. Finesco owns all of the outstanding shares of Scomedica. The Companies have full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Companies are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Companies of this Agreement and any other Transaction Document to which the Companies are a party, the performance by the Companies of their obligations hereunder and thereunder and the consummation by the Companies of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Companies. This Agreement has been duly executed and delivered by the Companies, and (assuming due authorization, execution and delivery by Beneficiary) this Agreement constitutes a legal, valid and binding obligation of the Companies enforceable against them in accordance with its terms. When each other Transaction Document to which the Companies is or will be a party has been duly executed and delivered by the Companies (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Companies enforceable against them in accordance with its terms.

Section 4.02        Authority and Qualification of Scomedica. The Companies have full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on their business as they have been and is currently conducted. Section 4.02 of the Disclosure Schedules sets forth each jurisdiction in which each of the Companies is licensed or qualified to do business, and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Companies in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

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Section 4.03        Capitalization

(a)                The authorized capital stock of Finesco consists of 6,000 shares of common stock, nominal value €10 per share (“Finesco Common Stock”), all of which are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Contributors, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Beneficiary shall own all of the Shares, free and clear of all Encumbrances.

(b)               The authorized capital stock of Scomedica consists of 2,500 shares of common stock, nominal value €16 per share (“Scomedica Common Stock”), all of which are issued and outstanding. All of the shares of Scomedica Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Finesco, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Beneficiary shall own all of the Shares, free and clear of all Encumbrances, other than any Encumbrances arising through Beneficiary.

(c)                All of the Shares and the Scomedica Common Stock were issued in compliance with applicable Laws. None of the Shares or Scomedica Common Stock were issued in violation of any agreement, arrangement or commitment to which the Contributors or Finesco is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(d)               Except as set forth in Section 4.03(d) of the Disclosure Schedules: (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Companies or obligating the Companies to issue or sell any shares of capital stock of, or any other interest in, the Companies, (ii) the Companies do not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or the Scomedica Common Stock.

Section 4.04        No Subsidiaries. Except for Finesco’s ownership of Scomedica, the Companies do not own, or have any interest in any shares or have an ownership interest in any other Person.

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Section 4.05        No Conflicts; Consents. Except as set forth in Section 4.05 of the Disclosure Schedules, the execution, delivery and performance by the Companies of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Companies; (c) except as set forth in Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Companies are a party or by which the Companies are bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Companies; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Companies except for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Encumbrances that would not in the aggregate be material to the Companies taken as a whole. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.06                 Financial Statements. Complete copies of the Companies’ unaudited financial statements of Finesco and the audited financial statements of Scomedica, consisting of their respective balance sheets as at December 31, 2011, and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Companies as at April 30, 2012 and the related statements of income and retained earnings, stockholders' equity and cash flow for four months then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”), are included in the Disclosure Schedules or have been delivered to Beneficiary. The Financial Statements were prepared in accordance with French GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Financial Statements are based on the books and records of the Companies, and fairly present, in all material respects, the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The balance sheet of the Companies as of December 31, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Companies maintain a system of accounting sufficient to permit the preparation of financial statements in accordance with French GAAP.

Section 4.07        Undisclosed Liabilities. Except as set forth in Section 4.07 of the Disclosure Schedules, the Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that are of the nature required to be disclosed in a balance sheet prepared in accordance with French GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

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Section 4.08        Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.08 of the Disclosure Schedules, since the Balance Sheet Date, other than in the ordinary course of business consistent with past practice, there has not been, with respect to each of the Companies, any:

(a)                event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents;

(c)                split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                material change in any method of accounting or accounting practice, except as required by French GAAP or as disclosed in the notes to the Financial Statements;

(g)               material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)               transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l)                 material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)             any capital investment in, or any loan to, any other Person;

(n)               acceleration, termination, material modification to or cancellation of any Material Contract to which Scomedica is a party or by which it is bound;

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(o)               any material capital expenditures;

(p)               imposition of any Encumbrance (other than Permitted Encumbrances) upon any of its properties, capital stock or assets, tangible or intangible;

(q)               hire or dismissal of any executive employees;

(r)                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed €20,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;

(s)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee, (ii) Benefit Plan or (iii) collective bargaining, agreement or commitment concerning the collective status of the employees, or other agreement with a Union or employee representatives, in each case whether written or oral;

(t)                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(u)               entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)             purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of €20,000, individually (in the case of a lease, per annum) or €50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)               action by the Companies to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Beneficiary in respect of any Post-Closing Tax Period; or

(z)                any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 4.09        Material Contracts.

(a)                Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts of the Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.12(d) of the Disclosure Schedules, being “Material Contracts”):

(i)                 each Contract of the Companies involving aggregate consideration in excess of €20,000 and which, in each case, cannot be cancelled by Scomedica without penalty or without more than 90 days’ notice;

(ii)               all Contracts that require the Companies to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions in excess of €20,000;

(iii)             all Contracts that provide for the indemnification by the Companies of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)             all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)               all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which either of the Companies is a party in excess of €20,000;

(vi)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Companies is a party and which are not cancellable without material penalty or without more than 90 days’ notice in excess of €20,000;

(vii)           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Scomedica in excess of €20,000;

(viii)         all Contracts with any Governmental Authority to which either of the Companies is a party;

(ix)             all Contracts that limit or purport to limit the ability of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)               any Contracts to which either of the Companies is a party that provide for any joint venture, partnership or similar arrangement by the Companies;

(xi)             all Contracts between or among either Scomedica on the one hand and Finesco or any Affiliate of Finesco (other than Scomedica) on the other hand;

(xii)           all collective bargaining agreements or Contracts with any Union to which either of the Companies is a party; and

(xiii)         any other Contract that is material to either of the Companies and not previously disclosed pursuant to this Section 4.09.

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(b)               Each Material Contract is, to the Warrantors’ Knowledge, valid and binding on either of the Companies in accordance with its terms and is in full force and effect. None of the Companies or, to Warrantors’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect by the Companies or, to the Warrantors’ Knowledge, any other party thereto, under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Beneficiary.

Section 4.10        Title to Assets; Real Property.

(a)                The Companies have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Year-End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                 those items set forth in Section 4.10(a) of the Disclosure Schedules;

(ii)               liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)             mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies;

(iv)             easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Companies;

(v)               interests of lessors; or

(vi)             liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, materially interfere with the use thereof in the business of the Companies.

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(b)               Section 4.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by Scomedica, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Companies do not own any Real Property. With respect to leased Real Property, the Companies have delivered or made available to Beneficiary true, complete and correct copies of any leases affecting the Real Property. Neither of the Companies are a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. All the rent invoices issued by the landlord in connection with the lease of the Real Property have been duly and timely paid by Scomedica. To the Warrantors’ Knowledge, the use and operation of the Real Property in the conduct of the Companies’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Warrantor’s Knowledge, the Real Property is in sufficient operating use and repair taking into account normal wear and tear. To the Warrantors’ Knowledge, no material improvements used or occupied by Scomedica and constituting a part of the Real Property encroach on real property owned or leased by a Person other than Scomedica or its landlord thereat. To the Warrantors’ Knowledge, there are no Actions pending nor threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.11        Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, in the aggregate, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course of business consistent with past practices. To the Warrantors’ Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Scomedica, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets used to conduct the business of Scomedica as currently conducted.

Section 4.12        Intellectual Property.

(a)                “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any country in the world, including such property that is owned by either of the Companies (“Intellectual Property”) and that in which the Companies holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):

(i)                 trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

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(ii)               internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii)             original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)             confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)               patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

(b)               Section 4.12(b) of the Disclosure Schedules lists all Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in the Companies’ current business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Companies have provided Beneficiary with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c)                The Companies are in compliance with all legal requirements applicable to the Intellectual Property and the Companies’ ownership and use thereof.

(d)               Section 4.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Companies are granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Companies’ current or planned business or operations. The Companies have provided Beneficiary with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Companies and the other parties thereto, and the Companies and such other parties are in full compliance with the terms and conditions of such agreements.

(e)                The Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Companies, and the Companies’ conduct of their business as currently and formerly conducted have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Neither of the Companies nor the Contributors have received within the past two (2) years any communication, and no Action has been instituted, settled or, to the Warrantors’ Knowledge, threatened, in each case within the past two (2) years, that alleges any such infringement, violation or misappropriation.

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(f)                There are no licenses, sublicenses and other agreements pursuant to which the Companies grant rights or authority to any Person with respect to any Intellectual Property or Licensed Intellectual Property. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property.

(g)               Notwithstanding any other provision hereof, no representation or warranty is made regarding the rights of the Companies’ clients in any Intellectual Property or Intellectual Property Registrations owned or licensed by such clients. The Companies do not use or exploit any patents, although third party products promoted or marketed by the Companies may be based upon or rely upon patents or patent applications. No representation or warranty is made herein regarding any such Company patents or patent applications, or whether any such Company products infringe or misappropriate the Intellectual Property of any Person.

(h)               The Companies comply in all material respects with the personal data processing French regulations and all required notifications to the Commission Nationale de l’Informatique et des Libertés (the French data protection authority) have been made.

Section 4.13                 Accounts Receivable. The accounts receivable reflected in the Estimated Closing Working Capital Statement (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Companies and, to the Knowledge of the Warrantors are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) to the Knowledge of the Warrantors, subject to any reserve for bad debts shown on the Estimated Working Capital Statement, are collectible in full within 90 days after billing.

Section 4.14        Customers and Suppliers.

(a)                Section 4.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Companies for goods or services rendered in an amount greater than or equal to €20,000 for fiscal years 2010 and 2011, and fiscal year 2012 through April 30 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Scomedica has not received any written notice, and to Warrantors’ Knowledge, none of the Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Companies.

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(b)               Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom either of the Companies has paid consideration for goods or services rendered in an amount greater than or equal to €20,000 for fiscal year 2011 and fiscal year 2012 through April 30 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, the Companies have not received any written notice, and to Warrantors’ Knowledge, none of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Companies or to otherwise terminate or materially reduce its relationship with the Companies.

Section 4.15                 Insurance. Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Companies or their Affiliates and relating to the assets, business, operations, employees, officers and directors of the Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Beneficiary. To Warrantors’ Knowledge, such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Companies nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Companies. To Warrantors’ Knowledge, all such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the business of the Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed in writing or in respect of which there is an outstanding reservation of rights. Neither of the Companies nor any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts sufficient for compliance with all Applicable Laws and Contracts to which either of the Companies is a party or by which it is bound.

Section 4.16        Legal Proceedings; Governmental Orders.

(a)                Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Warrantors’ Knowledge, threatened (a) against or by the Companies affecting any of their properties or assets (or by or against the Contributors or any Affiliate thereof and relating to the Companies); or (b) against or by the Contributors, the Companies or any Affiliate of the Contributors or the Companies that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Companies or any of its properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

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Section 4.17        Compliance With Laws; Permits.

(a)                The Companies have, at all times during the past two (2) years, complied , and are now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)               All material Permits required for the Companies to conduct their business have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current material Permits issued to the Companies, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18        Environmental Matters.

(a)                The Companies are currently and have, at all times during the past two (2) years, been in material compliance with all Environmental Laws and have not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Companies have obtained and have, at all times during the past two (2) years, been in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Companies and all such Environmental Permits are in full force and effect in all material respects and shall be maintained in full force and effect in all material respects by the Companies through the Closing Date in accordance with Environmental Law, and to the Warrantors’ Knowledge, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Companies as currently carried out from complying with Environmental Laws. With respect to any such Environmental Permits, the Companies have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and to the Warrantors’ Knowledge there is no condition, event or circumstance that might prevent or impede the transferability of the same, nor have the Companies received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)                To the Warrantors’ Knowledge, no real property currently or formerly owned, operated or leased by the Companies is listed on, or has been proposed for listing on any list of, any Governmental list of environmental polluters or clean-up sites.

(d)               There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Companies or, to the Warrantors’ Knowledge, with respect to any real property currently or formerly owned, operated or leased by the Companies, and the Companies have not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any hazardous material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Companies.

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(e)                The Companies have never owned nor operated any active or abandoned aboveground or underground storage tanks.

(f)                There have been no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies and any predecessors as to which the Companies may retain liability, and neither of the Companies has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations allegedly used by the Companies.

(g)               Neither of the Companies has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)               The Companies have provided or otherwise made available to Beneficiary and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                 To the Warrantors’ Knowledge there is, as of the Closing Date, no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that would reasonably be anticipated to, after the Closing Date, prevent, impede or materially increase the costs associated with complying with Environmental Laws in connection with the ownership, lease, operation, performance or use of the business or assets of the Companies as currently carried out.

Section 4.19        Employee Benefit Matters.

(a)                Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Scomedica for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Companies or any spouse or dependent of such individual, or under which the Companies has or may have any Liability, or with respect to which Beneficiary or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

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(b)               With respect to each Benefit Plan, the Companies have made available to Beneficiary accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (vi) copies of material notices, letters or other correspondence from any tax, labor or pension governmental entity in France.

(c)                Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, French GAAP.

(d)               Neither the Companies nor any of its Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under foreign Law relating to employee Benefit Plans; (ii) failed to timely pay premiums relating to such Benefit Plans; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under any Benefit Plan.

(e)                Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Beneficiary or any of its Affiliates from amending or terminating any Benefit Plan. The Companies have no commitment or obligation and has not made any representations to any employee, officer, director, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)                Except as required under applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Companies nor any of its Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

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(g)               There is no pending or, to the Warrantors’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the two (2) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)               There has been no amendment to, announcement by the Companies relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor, as applicable. None of the Contributors nor the Companies has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i)                 Each Benefit Plan has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(j)                 Each individual who is classified by the Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)               Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of the Companies to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Companies to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 4.20        Employment Matters.

(a)                Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees or consultants of the Companies as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) nature of the contract (indefinite term or definite term contract, etc.) (v) current annual base compensation rate; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees or consultants of the Companies for services performed on or prior to the date hereof have been paid or accrued in full on the books of the Companies and there are no outstanding agreements, understandings or commitments of Scomedica with respect to any changes in commissions, bonuses or increases in compensation.

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(b)               The collective bargaining agreement applicable to the Companies is the Convention Collective Nationale des Industries Pharmaceutiques. The employees of the Companies benefit from conditions that are at least as favorable as those provided by such collective bargaining agreement and by the applicable requirements of the Law. The Companies have secured an opinion of the works council in France described in Section 4.20(b) of the Disclosure Schedules (the “Works Council”) regarding this Transaction. The Companies are not, and has not been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with any other union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past two (2) years, any other Union representing or purporting to represent any employee of the Companies, and, to Warrantors’ Knowledge, no other Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Companies or any of their employees. The Companies has no duty to bargain with any other Union.

(c)                The Companies are, and have during the past two (2) years been, in compliance in all material respects with the terms of the collective bargaining agreement and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Companies as consultants or contractors are properly treated as independent contractors under all applicable Laws. Except as set forth in Section 4.20(c), there are no Actions against the Companies pending, or to the Warrantors’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 4.21        Taxes.

(a)                All Tax Returns required to be filed on or before the Closing Date by the Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b)               The Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                No claim has been made within the past two (2) years by any taxing authority in any jurisdiction where the Companies does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Companies.

(e)                Section 4.21(e) of the Disclosure Schedules sets forth:

(i)                 those years for which examinations by the taxing authorities have been completed; and

(ii)               those taxable years for which examinations by taxing authorities are presently being conducted.

(f)                All deficiencies asserted, or assessments made, against Scomedica as a result of any examinations by any taxing authority have been fully paid.

(g)               The Companies are not a party to any Action by any taxing authority. There are no pending or, to Warrantors’ Knowledge, threatened Actions by any taxing authority.

(h)               Companies have made available to Beneficiary copies of all national, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Companies for all Tax periods ending after April 30, 2012.

(i)                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Companies.

(j)                 The Companies are not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k)               The Companies are not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l)                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Companies.

(m)             The Companies have applied to be integrated for French Tax purposes with effect from January 1, 2012. The Companies have no Liability for Taxes of any Person under any provision of state, local or foreign Law, as transferee or successor, by contract or otherwise.

(n)               The Companies have not agreed to make, nor is it required to make, any adjustment under any provision of national, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

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(o)               There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Companies under provisions of state, local or foreign Law), provided that no representation or warranty is made with respect to the effect of the transactions contemplated hereby on the utilization of any such losses, credits or similar items.

(p)               Neither Company is engaged in business or maintains a permanent establishment in any jurisdiction other than France.

Section 4.22        Books and Records. The minute books and stock record books of the Companies, all of which have been made available to Beneficiary, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Companies contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the presidents or other authorised representatives of the Companies, and no meeting, or action taken by written consent, of any such stockholders, president or other authorised representative has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies.

Section 4.23        Bankruptcy Proceeding. The Companies have satisfied all payment requirements of the reorganization plan (the “Reorganization Plan”) approved by the commercial court of Versailles on October 20, 2011. The Reorganization Plan does not impose any conditions on the contribution of the Shares or on the indirect contribution of the Scomedica Common Stock or for the receipt by the Contributors of the Beneficiary’s Shares. Scomedica has not received from Niverpharm any written notification of claim for misrepresentation in connection with the transfer to Niverpharm on February 28, 2011 of the part of Scomedica’s business relating to its direct sales activity, and to the Warrantor’s Knowledge there is no reason to believe that Niverpharm intends to make such a notification. The Companies have not been dissolved nor are in the process of being dissolved. There has been no request for the invalidity or the dissolution of the Companies, nor are there any grounds on the basis of which their dissolution or liquidation may be requested. The Companies are not insolvent (en état de cessation des paiements). Save for the Reorganization Plan, no procedure under Book VI of the French Commercial Code has been initiated against the Companies.

Section 4.24        Relationship between the Company and the Sellers. Except as set forth in Section 4.24 of the Disclosure Schedules, none of the Contributors, their Affiliates, nor any parties under common control by the Contributors:

(i)	owns any assets used by the Companies in the ordinary course of its business;

(ii)	owns any right relating to the conduct of the Companies’ business;

(iii)	is a party to any contract with the Companies, nor is a debtor or a creditor of the Companies; or

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(iv)	is a shareholder or officer of a company competing with the Companies.

Section 4.25        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Companies.

Section 4.26        No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (or, with respect to Warrantors, in Article III), neither the Companies, Warrantors, nor any of their respective Representatives, nor any Affiliates of any of the foregoing, makes any express or implied representation or warranty.

Article V

Representations and warranties of the beneficiary

Beneficiary represents and warrants to the Contributors that the statements contained in this Article V are true and correct as of the date hereof:

Section 5.01        Organization and Authority of Beneficiary. Beneficiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Beneficiary has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Beneficiary is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Beneficiary of this Agreement and any other Transaction Document to which the Beneficiary is a party, the performance by the Beneficiary of its obligations hereunder and thereunder and the consummation by the Beneficiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Beneficiary. This Agreement has been duly executed and delivered by the Beneficiary, and (assuming due authorization, execution and delivery by the Contributors) this Agreement constitutes a legal, valid and binding obligation of the Beneficiary enforceable against the Beneficiary in accordance with its terms. When each other Transaction Document to which Beneficiary is or will be a party has been duly executed and delivered by the Beneficiary (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Beneficiary enforceable against it in accordance with its terms.

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Section 5.02        No Conflicts; Consents. The execution, delivery and performance by the Beneficiary of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Beneficiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Beneficiary; or (c) require the consent, notice or other action by any Person under any Contract to which the Beneficiary is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Beneficiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings and consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.03        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Beneficiary.

Section 5.04        Capital Structure. As of June 15, 2012, the authorized capital stock of Beneficiary consisted of: 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock. As of June 15, 2012, 26,612,169 shares of Beneficiary common stock were issued and outstanding and no shares of preferred stock are issued and outstanding. The Beneficiary Shares to be issued to Contributors in consideration of their contribution of the Shares to Beneficiary, when issued, shall be validly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrances. Immediately following the Closing, each Contributor will be the record and beneficial owner of the Beneficiary Shares issuable to him or her, and will have good and marketable title to such Beneficiary Shares, free and clear of all Encumbrances, except as are imposed by applicable securities laws or created by the respective Contributor (subject, in the case of the Escrow Shares, to the provisions of the Escrow Agreement).

Section 5.05     Authorized Common Stock. The Beneficiary has sufficient common stock authorized to enable it to issue Beneficiary Shares equal to the Contribution Amount and consummate the transactions contemplated by this Agreement.

Section 5.06        SEC Filings; Financial Statements.

(a)                Beneficiary has made available to Contributors, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto excluding exhibits thereto) filed or furnished by Beneficiary with the SEC (the “Beneficiary SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Beneficiary with the SEC have been so filed or furnished. As of the time it was filed with or furnished to the SEC (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Beneficiary SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be); and (ii) none of the

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Beneficiary SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Beneficiary SEC Documents required by: (1) Rule 13a-14 or 15d-14 under the Exchange Act; or (2) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (collectively, the “Beneficiary Certifications”) was accurate and complete, and complied as to form and content with all applicable legal requirements in effect at the time such Beneficiary Certification was filed with or furnished to the SEC.

(b)               The financial statements (including any related notes) contained or incorporated by reference in the Beneficiary SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) applied on a consistent basis throughout the periods covered (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iii) fairly present the financial position of Beneficiary as of the respective dates thereof and the results of operations and cash flows of Beneficiary for the periods covered thereby. No financial statements of any Person other than the Beneficiary are required by GAAP to be included in the financial statements of the Parent.

(c)                Beneficiary maintains effective disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Beneficiary maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 5.07        No Beneficiary material adverse effect. Since December 31, 2011, there has not been any material adverse effect to the business or financial condition of Beneficiary, and no event has occurred, and no circumstance has arisen, that alone or in combination with any other events or circumstances, had or would reasonably be expected to have or result in a material adverse effect to the business or financial condition of Beneficiary.

Section 5.08        Undisclosed Liabilities. The Beneficiary has no Liabilities, that are of the nature required to be disclosed in a balance sheet prepared in accordance with U.S. GAAP, except (a) those which are adequately reflected or reserved against in the last balance sheet of the Beneficiary filed by the Beneficiary with the SEC in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of such last filed balance sheet and which are not, individually or in the aggregate, material in amount.

Section 5.09        Compliance with Law. The Beneficiary has complied since December 31, 2010, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

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Section 5.10     Legal Proceedings. There are no Actions pending or, to Beneficiary’s knowledge, threatened against or by the Beneficiary or any Affiliate of the Beneficiary that (i) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (ii) if adversely determined, could be expected reasonably to have a material adverse effect on Beneficiary. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.11        Independent Investigation. Beneficiary has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Companies for such purpose. Beneficiary acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Beneficiary has relied solely upon its own investigation and the express representations and warranties of Contributors and Warrantors in Articles III and IV, respectively, of this Agreement.

Article VI

Covenants

Section 6.01        Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Beneficiary (which consent shall not be unreasonably withheld or delayed), the Contributors shall cause the Companies to use their reasonable commercial efforts to: (x) conduct the business of the Companies in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise contemplated by this Agreement or with the consent of Beneficiary not to be unreasonably withheld, delayed or conditioned, the Contributors shall cause the Companies to use their reasonable commercial efforts:

(a)                to preserve and maintain all of their Permits;

(b)               to pay their debts, Taxes and other obligations when due;

(c)                to maintain the properties and assets owned, operated or used by the Companies in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)               to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)                to defend and protect its properties and assets from infringement or usurpation;

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(f)                to perform all of their obligations under all Contracts relating to or affecting its properties, assets or business;

(g)               to maintain their books and records in accordance with past practice;

(h)               to comply in all material respects with all applicable Laws;

(i)                 to cause the employees of the Companies to continue in their employment with the Companies; and

(j)                 not to take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur.

Section 6.02  Access to Information. From the date hereof until the Closing, the Companies shall, (a) afford Beneficiary and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Companies; (b) furnish Beneficiary and its Representatives with such financial, operating and other data and information related to the Companies as Beneficiary or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Companies to cooperate with Beneficiary in its investigation of the Companies. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Companies. Any information provided or made available to Beneficiary or its Representatives pursuant to this Section 6.02 shall be subject to the terms of that certain Confidentiality Agreement, dated August 29, 2011, which shall survive the execution and delivery of this Agreement.

Section 6.03        No Solicitation of Other Bids.

(a)                The Contributors shall not, and shall not authorize or permit any of its Affiliates including the Companies or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Contributors shall immediately cease and cause to be terminated, and shall cause its Affiliates including the Companies and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that are reasonably expected to result in, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Beneficiary or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Companies; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Companies’ properties or assets.

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(b)               In addition to the other obligations under this Section 6.03, the Contributors shall promptly (and in any event within five (5) Business Days after receipt thereof by the Contributors or their Representatives) advise Beneficiary of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                The Contributors agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Beneficiary and that money damages would not provide an adequate remedy to Beneficiary.

Section 6.04        Notice of Certain Events.

(a)                From the date hereof until the Closing, the Contributors shall promptly notify Beneficiary in writing of:

(i)                 any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or which the Contributors expect will have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Contributors hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)             any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to the Warrantors’ Knowledge, threatened against, relating to or involving or otherwise affecting the Contributors or the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Except as provided hereafter provided, Beneficiary's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Contributors in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules. If Warrantors or the Companies notify Beneficiary in writing prior to the Closing of any newly occurring or newly disclosed matters or circumstances and such disclosure causes any of the conditions to Beneficiary’s obligation to proceed with the Closing pursuant to Article VIII not to be fulfilled, and Beneficiary elects to waive such condition and the Closing occurs, such notification will be deemed to amend and supplement the Disclosure Schedules and to qualify the applicable representations and warranties for all purposes (including Beneficiary’s right to Indemnification under Article IX) as if such supplement or amendment had been included in the Disclosure Schedule delivered on the date of this Agreement.

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Section 6.05        Resignations. The Contributors shall deliver to Beneficiary written resignations, effective as of the Closing Date, of Gérard Burger as President and legal representative (mandataire social) of Finesco.

Section 6.06        Confidentiality. From and after the Closing, the Contributors shall, and shall cause its Affiliates including the Companies to, hold, and shall use its reasonable commercial efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies for a period of three (3) years following the Closing, except to the extent that the Contributors can show that such information (a) is generally available to and known by the public through no fault of the Contributors, any of its Affiliates including the Companies or their respective Representatives; or (b) is lawfully acquired by the Contributors, any of their Affiliates including the Companies or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Contributors or any of their Affiliates including the Companies or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Contributors shall promptly notify Beneficiary in writing and shall disclose only that portion of such information which the Contributors are advised by its counsel in writing is legally required to be disclosed, provided that the Contributors shall use reasonable commercial efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07        Employees. The Contributors and the Companies shall use commercially reasonable efforts to cause the current employees of the Company to continue in their employment with the Company as of the Closing Date. Beneficiary agrees that it shall or shall cause the Companies to offer such employees continued employment with salaries and benefits comparable to those salaries and benefits provided to similarly situated employees of Beneficiary (but in no event less favorable than those enjoyed by such employees immediately prior to the Closing Date) and to evaluate each employee in the same manner that Beneficiary evaluates its own employees.

Section 6.08        Executive Employment Agreements. Mr. Burger and Mrs. Burger will be offered executive management position with Scomedica and will be offered employment agreements in the forms attached hereto as Exhibit 6.08.

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Section 6.09        Non-competition; Non-solicitation

(a)                For a period of three (3) years as to the Warrantors and one (1) year as to Mr. Gaida, in each case commencing on the Closing Date (as applicable, the “Restricted Period”), Warrantors and Mr. Gaida (each, a “Restricted Person”) shall not, and shall not permit any of such Restricted Person’s Affiliates to, directly or indirectly, other than on behalf of the Companies or Beneficiary: (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have any financial or equity interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant (other than interests in Beneficiary or any successor); or (iii) intentionally interfere in any material respect with the business relationships between the Companies and customers or suppliers of the Companies. Notwithstanding the foregoing, a Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)               During the applicable Restricted Period, the Restricted Persons shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire away or solicit any employee of the Companies nor encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.09(b) shall prevent any Restricted Person or any of their Affiliates from hiring any employee whose employment with the Companies or Beneficiary has previously terminated.

(c)                During the Restricted Period, the Restricted Persons shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Companies or potential clients or customers of the Companies for purposes of diverting their business or services from the Companies.

(d)               Each Restricted Person acknowledges that a breach or threatened breach of this Section 6.09 would give rise to irreparable harm to Beneficiary, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Restricted Person of any such obligations, Beneficiary shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to injunctive relief, including a temporary restraining order, specific performance and any other similar relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)                Each Restricted Person acknowledges that the restrictions contained in this Section 6.09 are reasonable and necessary to protect the legitimate interests of Beneficiary and constitute a material inducement to Beneficiary to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.09 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.09 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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(f)                Notwithstanding any other provision of this Agreement, except for actions taken in concert, under no circumstances shall any Restricted Person have any liability for or obligation in respect of any action or omission by another Restricted Person (or any Affiliate of such other Restricted Person) that breaches or threatens to breach any obligations under this Section 6.09.

Section 6.10        Governmental Approvals and Consents

(a)                Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable commercial efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action with the intent of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               The Contributors shall use reasonable commercial efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.05 of the Disclosure Schedules.

(c)                Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use reasonable commercial efforts to:

(i)                 respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby or by any Transaction Document;

(ii)               avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby any Transaction Document; and

(iii)             in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)               If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Companies is a party is not obtained prior to the Closing, the Contributors shall, subsequent to the Closing, cooperate with Beneficiary and the Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

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(e)                All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Contributors or the Companies with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority relating to the transactions contemplated hereby, with such notice being sufficient to provide the other party with the opportunity to consult regarding such meeting, discussion, appearance or contact.

(f)                Notwithstanding the foregoing, nothing in this Section 6.09 shall require, or be construed to require, any party to agree to (i) sell, hold, divest, discontinue or limit, before the Closing Date, any assets, businesses or interests of Beneficiary, Scomedica or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.11        Books and Records.

(a)                In order to facilitate the resolution of any claims made against or incurred by the Contributors prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Beneficiary shall:

(i)             retain the books and records (including personnel files) of the Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies; and

(ii)           upon reasonable notice, afford the Representatives of the Contributors reasonable access (including the right to make, at the Contributors’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Beneficiary or the Companies after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Finesco shall:

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(i)             retain the books and records (including personnel files) of the Contributors which relate to the Companies and their operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Representatives of Beneficiary or the Companies reasonable access (including the right to make, at Beneficiary's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c)                Neither Beneficiary nor the Contributors shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.11 where such access would violate any Law.

Section 6.12        Closing Conditions From the date hereof until the Closing, each party hereto shall, and the Contributors shall use their reasonable commercial efforts to cause the Companies to, take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.13        Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, the Parties shall jointly issue, via reputable news services, the joint press release attached hereto as Exhibit E promptly upon the signing of this Agreement.

Section 6.14        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Beneficiary shall cause Scomedica to prepare its audited, French GAAP financial statements for the fiscal year ending December 31, 2012 as soon as reasonably practicable following the end of such fiscal year, and in all events no later than April 30, 2012. Beneficiary shall deliver a certified copy of such audited financial statements within five (5) Business Days after their final adoption.

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Article VII

Tax matters

Section 7.01        Tax Covenants.

(a)                Without the prior written consent of Beneficiary, not to be unreasonably withheld, prior to the Closing, the Companies shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction (other than in the ordinary course of the business consistent with past practices) that would have the effect of increasing the Tax liability or reducing any Tax asset of Beneficiary or Scomedica in respect of any Post-Closing Tax Period. Without the prior written consent of the Agent, not to be unreasonably withheld, after the Closing, the Companies shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction (other than in the ordinary course of the business consistent with past practices) that would have the effect of increasing the Tax liability of the Companies for any Pre-Closing Tax Period.

(b)               All French Taxes and any US income taxes relating to the Escrowed Shares incurred in connection with this Agreement shall be borne and paid by the Warrantors when due, except for any French registration duties triggered by the transfer of the Shares which shall be paid by Beneficiary. The Warrantors shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Beneficiary shall cooperate with respect thereto as necessary).

(c)                Beneficiary shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Beneficiary to the Warrantors (together with schedules, statements and, to the extent requested by the Warrantors, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Warrantors object to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Beneficiary in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Beneficiary and the Warrantors shall negotiate in good faith and use their reasonable commercial efforts to resolve such items. If Beneficiary and the Warrantors are unable to reach such agreement within ten days after receipt by Beneficiary of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Beneficiary and reasonably acceptable to the Warrantors (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Beneficiary and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Beneficiary and the Warrantors. The preparation and filing of any Tax Return of the Companies that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Beneficiary.

Section 7.02        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Companies (other than the French tax integration between the Companies) shall be terminated as of the Closing Date. After such date neither the Companies, the Contributors nor any of the Contributors’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

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Section 7.03        Tax Indemnification. Except to the extent paid or deposited prior to the Closing or treated as a liability in the calculation of Closing Working Capital, the Warrantors shall indemnify the Companies, Beneficiary, and each Beneficiary Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VII; (c) all Taxes of the Companies or relating to the business of the Companies for all Pre-Closing Tax Periods; (d) all Taxes of any other member of an affiliated, consolidated, combined or unitary group of which the Companies (or any predecessor of the Companies) is or was a member on or prior to the Closing Date by reason of the Companies’ being a member of such group, other than Beneficiary or its Affiliates; and (e) any and all Taxes of any person imposed on the Companies arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, it being specified that provisions of Section 9.05 hereafter shall apply in connection with such Tax Indemnification provisions. In each of the above cases, together with any incremental out-of-pocket fees and expenses (including reasonable attorneys' and accountants' fees) to the extent incurred in connection therewith. Subject to the provisions of Section 9.05 hereafter, the Warrantors shall reimburse Beneficiary for any Taxes of the Companies that are the responsibility of the Warrantors or the Companies pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Beneficiary or the Companies. The Warrantors may, at their option, satisfy such reimbursement obligation by surrender of Beneficiary Shares valued at the Applicable Trading Price determined in accordance with Section 2.02(a)(iii). Beneficiary shall promptly deliver to Contributors, pro rata in accordance with their respective former holdings of Shares, additional Beneficiary Shares (valued at the Applicable Trading Price) having an aggregate value equal to thirty-four percent (34%) of any net Tax loss attributable to any Straddle Period. Notwithstanding anything to the contrary in this Section 7.03, under no circumstances shall Warrantors have any indemnification or other obligation to Beneficiary in respect of any additional or increased Taxes or related Liabilities to the extent arising as a result of any tax election made or rescinded by the Companies or Beneficiary at or after the Closing.

Section 7.04        Straddle Period. With respect to any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes (or Tax losses) that are treated as Pre-Closing Taxes (or pre-Closing Tax losses) for purposes of this Agreement shall be:

(a)                in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (or, in the case of Tax losses, the amount of the loss carryforward generated with respect to such taxable year as if such year ended with the Closing Date); and

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(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05        Contests. Beneficiary agrees to give written notice to the Warrantors of the receipt of any written notice by the Companies, Beneficiary or any of Beneficiary's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Beneficiary pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Beneficiary's right to indemnification hereunder. Beneficiary shall control the contest or resolution of any Tax Claim; provided, however, that Beneficiary shall obtain the prior written consent of the Warrantors (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Warrantors shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Warrantors.

Section 7.06        Cooperation and Exchange of Information. The Contributors and Beneficiary shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns relating to Tax matters of the Companies or portions thereof, together with the Companies’ schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Contributors and Beneficiary shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any such Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Scomedica for any taxable period beginning before the Closing Date, the Contributors or Beneficiary (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07        Tax Treatment of Indemnification Payments. Any indemnification pursuant to this Article VII shall be treated as an adjustment to the Contribution Amount by the parties for Tax purposes, unless otherwise required by Law.

Section 7.08        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.21 and this Article VII shall survive for the three (3) years after the Closing Date plus 60 days.

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Section 7.09        Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern, it being however specified that, in any case, notwithstanding anything to the contrary, provisions of Section 9.05 hereafter will apply with respect to this Article VII.

Article VIII

Conditions to closing

Section 8.01  Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a)                No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)               No Action shall have been commenced against Beneficiary, the Contributors and the Companies, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c)                The Contributors and the Companies shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05, and Beneficiary shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Beneficiary and the Contributors and the Companies, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02        Conditions to Obligations of Beneficiary. The obligations of Beneficiary to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Beneficiary's waiver, at or prior to the Closing, of each of the following conditions:

(a)                Other than the representations and warranties of Scomedica contained in Section 4.01, Section 4.02, and Section 4.03, the representations and warranties of the Contributors contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for inaccuracies of representations the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect (it being understood that, for purposes of determining the satisfaction of this condition, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). The representations and warranties of Scomedica contained in Section 4.01, Section 4.02 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)               The Contributors and the Companies shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Contributors and the Companies shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                All approvals, consents and waivers that are listed on Section 8.02(c) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Beneficiary at or prior to the Closing.

(d)               The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Beneficiary.

(e)                Finesco and Scomedica shall have delivered, or caused to be delivered, to Beneficiary (x) the share transfer forms evidencing the transfer of the Shares from the Contributors to the Beneficiary and (y) the share transfer registers and shareholder accounts of the Companies evidencing title to the Shares and to Scomedica Common Stock, free and clear of all Encumbrances, updated with any transfers having occurred prior to the consummation of the transactions contemplated by this Agreement, and any evidence supporting such transfers.

(f)                Scomedica shall have delivered, or caused to be delivered, to Beneficiary a true and complete copy of the decision of its sole shareholder to (i) regularize the duration of office of the current statutory auditors and (ii) amend article 15 of the bylaws of Scomedica to reflect the decision of its sole shareholder dated June 30, 2009 to amend such article.

(g)               Beneficiary shall have received a certificate, dated the Closing Date and signed by the President of both Finesco and Scomedica that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) has been satisfied.

(h)               Beneficiary shall have received a certificate of the President of both Finesco and Scomedica certifying the names and signatures of the officers of Finesco and Scomedica authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered by Finesco or Scomedica hereunder and thereunder.

(i)                 Beneficiary shall have received resignations of Gérard Burger pursuant to Section 6.05.

(j)                 Beneficiary shall have received the duly completed, signed and updated minutes’ registers of the meetings of the shareholders of each of the Companies.

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(k)               Finesco and Scomedica shall have delivered to Beneficiary an extrait kbis for Finesco and Scomedica from the applicable French commercial registry.

(l)                 The Contributors shall have delivered to Beneficiary a waiver of their pre-emptive rights pursuant to article 3 of the by-laws of Finesco, duly executed by all the Contributors.

(m)             The termination agreements concerning each of the call option agreements between Mr. Gérard Burger, as beneficiary, and, respectively, Mrs. Martine Burger, Mrs. Dominique Baptiste, Mr. Eric Diallo and Mr. Rached Gaida, as promisors, shall have been executed by the relevant parties and true and complete copies thereof shall have been delivered to Beneficiary.

Section 8.03        Conditions to Obligations of the Contributors and Companies. The obligations of the Contributors and the Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or the Contributors or the Companies waiver, at or prior to the Closing, of each of the following conditions:

(a)                Other than the representations and warranties of Beneficiary contained in Section 5.01 and Section 5.03, the representations and warranties of Beneficiary contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Beneficiary contained in Section 5.01 and Section 5.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               Beneficiary shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Beneficiary shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               From the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition or change affecting Beneficiary that is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of Beneficiary, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in such a material adverse effect affecting Beneficiary.

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(e)                The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to The Contributors.

(f)                The Contributors shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Beneficiary, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(g)               The Contributors shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Beneficiary certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Beneficiary authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)               Finesco and Scomedica shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Beneficiary certifying the names and signatures of the officers of Beneficiary authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)                 Beneficiary shall have delivered to Contributors a good standing certificate (or its equivalent) for Beneficiary from the secretaries of state of Nevada and California.

Article IX

Indemnification

Section 9.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties in Section 4.19 (Employment Matters) shall survive the Closing for a period of two (2) years following the Closing; provided further, that the representations and warranties in Section 4.21 (Taxes) shall survive the Closing for a period of three (3) years and sixty (60) days following the Closing; provided further, that the representations and warranties in Sections 4.01 (Organization and Authority of the Companies), 4.02 (Authority and Qualification of Scomedica), 4.03 (Capitalization), 5.01 (Organization and Authority of Beneficiary), 5.03 (Brokers) and 5.04 (Capital Structure) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All claims in respect of any breach of any covenants and agreements of the parties contained herein which do not by their terms contemplate performance after the Closing Date shall survive the Closing for a period of eighteen (18) months. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 9.02  Indemnification By the Contributors. Subject to the other terms and conditions of this Article IX, each Contributor shall severally and not jointly indemnify and defend each of Beneficiary and its Affiliates (including Finesco and Scomedica) and their respective Representatives (collectively, the “Beneficiary Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Beneficiary Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of such Contributor contained in Article III of this Agreement or in any certificate or instrument delivered by or on behalf of such Contributor pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfilment of any covenant, agreement or obligation to be performed by such Contributor pursuant to this Agreement, which breach or non-fulfilment is not cured by such Contributor within twenty (20) days after written notice thereof.

Section 9.03  Indemnification By the Warrantors. Subject to the other terms and conditions of this Article IX, the Warrantors shall, jointly and severally, indemnify and defend the Beneficiary Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Beneficiary Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of the Companies contained in this Agreement (other than in respect of Section 4.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII but also subject to Section 9.05 hereafter), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the Companies pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII but also subject to Section 9.05 hereafter), which breach or non-fulfilment is not cured by such Contributor within twenty (20) days after written notice thereof.

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Section 9.04     Indemnification By Beneficiary. Subject to the other terms and conditions of this Article IX, Beneficiary shall indemnify and defend each of the Contributors and their Affiliates and their respective Representatives (collectively, the “Contributor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Contributor Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Beneficiary contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Beneficiary pursuant to this Agreement, including the other Transaction Documents.

Section 9.05        Certain Limitations. The indemnification provided for in Article VII, Section 9.02, Section 9.03 and Section 9.04 shall be subject to the following limitations:

(a)                The Warrantors shall not be liable to the Beneficiary Indemnitees for indemnification under Section 9.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 and Section 4.03 (the “Beneficiary Basket Exclusions”), or under Section 9.03(b) with respect to covenants to be performed prior to the Closing or Article VII, until the aggregate amount of all Losses in respect of indemnification under such sections (other than those based upon, arising out of, with respect to or by reason of the Beneficiary Basket Exclusions) exceeds €150,000 (the “Basket”), in which event the Warrantors shall be required to pay or be liable only for those Losses exceeding €150,000. The maximum aggregate indemnification obligation of the Warrantors under Article IX or Article VII shall be limited to thirty percent (30%) of the Contribution Amount other than with respect to claims for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty contained in the Beneficiary Basket Exclusions. Notwithstanding the foregoing, Beneficiary shall not have the right to recover Losses under this Article IX or Article VII relating to any individual claim or series of related claims based on a similar set of operative facts, and such Losses shall not apply to the Basket, unless such claim or series of related claims is greater than €15,000 (the “De Minimis Amount”), in which case the Beneficiary shall be entitled to recover for all such Losses (or all such Losses shall be applied against the Basket, as applicable) in connection with such claim or series of related claims including the De Minimis Amount.

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(b)               The Beneficiary shall not be liable to the Contributor Indemnitees for indemnification under Section 9.04(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 5.01 and 5.04 (the “Contributor Basket Exclusions”), or under Section 9.04(b) with respect to covenants to be performed prior to the Closing, until the aggregate amount of all Losses in respect of indemnification under such sections (other than those based upon, arising out of, with respect to or by reason of the Contributor Basket Exclusions) exceeds €150,000 (the “Basket”), in which event the Beneficiary shall be required to pay or be liable only for those Losses exceeding €150,000. The maximum aggregate indemnification obligation of the Beneficiary under Article IX shall be limited to thirty percent (30%) of the Contribution Amount other than with respect to claims for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty contained in the Contributor Basket Exclusions. Notwithstanding the foregoing, Contributors shall not have the right to recover Losses under this Article IX relating to any individual claim or series of related claims based on a similar set of operative facts, and such Losses shall not apply to the Basket, unless such claim or series of related claims is greater than the De Minimis Amount, in which case the Contributors shall be entitled to recover for all such Losses (or all such Losses shall be applied against the Basket, as applicable) in connection with such claim or series of related claims including the De Minimis Amount.

(c)                Losses otherwise subject to indemnification hereunder shall be reduced by the amount, if any, of any insurance proceeds, Tax benefits or savings, or other amounts received or recoverable by the Indemnified Party from any third party with respect thereto. All Indemnified Parties shall use good faith reasonable commercial efforts to mitigate any Losses potentially subject to indemnification hereunder and to recover any such Losses from any available insurance carrier or other third party potentially liable therefor. No party shall have any indemnification obligation hereunder with respect to any Loss to the extent arising from the enactment or amendment of any Laws entering in force after the Closing. Neither the Contributors nor the Warrantors shall have any indemnification obligation hereunder with respect to any Loss arising from any change made by Beneficiary or the Companies to the accounting methods or practices implemented after the Closing or any other actions taken or omitted to be taken by Companies or Beneficiary following the Closing, or reserved against or accrued or provided for on the Financial Statements or the Closing Working Capital Statement. If any amount paid in connection with or account of a Loss by an Indemnifying Party to another is subsequently recovered, totally or partially, from a Person or a Governmental Authority, then the Indemnified Party shall promptly pay over the amount so recovered to the Indemnifying Party, up to the amount previously indemnified. An Indemnifying Party shall have a reasonable opportunity to cure any matter giving rise to a potential claim for indemnification hereunder. An Indemnifying Party shall be subrogated to all rights of any Indemnified Party with respect to any Losses to which such indemnification relates to the extent of any payment made in connection therewith. In any case, any given Loss will be indemnified only once and, as a consequence, shall not lead to several indemnifications by the Indemnifying Party to the Indemnified Party and/or any of its Affiliates.

Section 9.06        Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

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(a)                Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall only relieve the Indemnifying Party of its indemnification obligations to the extent of any prejudice resulting therefrom. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Contributor and/or Warrantors, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) seeks an injunction or other equitable relief against the Indemnified Party, (ii) seeks damages in excess of the overall indemnification limits set forth in Section 9.05(a) (and after deducting the amounts of any claims previously offset against this cap), or (iii) alleges criminal violations by the Companies. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if the Indemnifying Party does not have the right to defend or direct the defense of such Third Party Claim pursuant to this Section 9.06(a) or, if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then, in any such case, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.06(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Warrantors, Contributors and Beneficiary shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, except as provided in this Section 9.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, for the release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim at its expense and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall only relieve the Indemnifying Party of its indemnification obligations to the extent of any prejudice resulting therefrom. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to Scomedica's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

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(e)                Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of Scomedica (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII, subject to Section 9.05 hereof.

Section 9.07        Payments. Once a Loss is agreed to by the Indemnifying Party, is finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days first by (i) in the case of Warrantors, withdrawal of a number of Escrow Shares with a value that is equal to the amount of such Loss (valuing the Escrow Shares at the Applicable Trading Price determined in accordance with Section 2.02(a)), or at the sole discretion of the Warrantors, by payment of cash (from within or without the Escrow Account) in an amount equal to the amount of such Loss and, (ii) to the extent applicable, by wire transfer of immediately available funds, if (in the case of Warrantors) the value of the Escrow Shares or any payment pursuant to subclause (i) is insufficient to satisfy the indemnification obligations hereunder. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to twelve percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. For purpose of determining the value of any Escrow Shares surrendered in satisfaction of any indemnifiable Loss hereunder incurred in a currency other than US Dollars, the amount of such Loss shall be converted into US Dollars using the applicable exchange rate published in The Wall Street Journal on the Business Day preceding the date of such surrender.

Section 9.08        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Contribution Amount for Tax purposes, unless otherwise required by Law.

Section 9.09        Exclusive Remedies. Subject to Section 6.09(d) and Section 11.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the transactions contemplated hereby, shall be as set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any injunctive remedies to which any Person shall be entitled or to seek any remedy on account of any Person's criminal misconduct.

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Article X

Termination

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of the Agent and Beneficiary;

(b)               by Beneficiary by written notice to the Contributors if:

(i)            Beneficiary is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Contributors pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Contributors within thirty days of the Contributors’ receipt of written notice of such breach from Beneficiary; or

(ii)           any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2012, unless such failure shall be due to the failure of Beneficiary to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                by Agent by written notice to Beneficiary if:

(i)                 Contributors are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Beneficiary pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Beneficiary within thirty days of Beneficiary's receipt of written notice of such breach from the Contributors; or

(ii)               any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2012, unless such failure shall be due to the failure of the Contributors to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Beneficiary or Agent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 10.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                as set forth in this Article X and Article XI hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any wilful breach of any provision hereof.

Article XI

Miscellaneous

Section 11.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Beneficiary will pay the reasonable professional fees of Contributors relating to the Transaction not to exceed a total of €125,000 plus any applicable Value Added Tax (whether or not the Closing occurs and whether or not this Agreement is terminated pursuant to Section 10.01) upon presentation of (i) appropriate and detailed documentation evidencing such fees and (ii) the corresponding invoices.

Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

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If to Finesco:	3, chemin du Bourg Vallee 78760 Jouars Pontchartrain France Registered under number 530 842 921 R.C.S. Versailles E-mail: swhgb@yahoo.fr Attention: Gerard Burger, President
If to Scomedica:

Espace Quest

6 Avenue du Veil Etang, Hall B,

78180 Montigny le Bretonneux, France

Registered under number 391 988 672 R.C.S. Versailles

Facsimile: + 33 1 34 60 89 90

E-mail: swhgb@yahoo.fr

Attention: Gerard Burger, President

If to Mr. Burger:	3, chemin du Bourg Vallee 78760 Jouars Pontchartrain, France E-mail: swhgb@yahoo.fr
If to Mrs. Burger :	Hameau de la Pinsonniere 1 sente de l’Aunay de Rograin, 78490 Bazoches sure Guyonne, France E-mail: martine.burger@scomedica.com
If to Mr. Diallo:	3r, rue du Champ Lagarde, 78000 Versailles, France E-mail: eric.diallo@scomedica.com
If to Mr. Gaida :	11, avenue Mozart, 44240 –La Capelle sur Erdre, France E-mail: rached.gaida@scomedica.com
If to Mrs. Baptiste :	8, Allee des vignes, Greffiers, 78120 Sonchamp, France E-mail: dominique.baptiste@scomedica.com

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with a copy in each case to:	CMS Bureau Francis Lefebvre 1-3, villa Emile Bergerat 92522 Neuilly-sur-Seine Cedex, France Facsimile:+33 1 47 38 55 55 E-mail: benoit.provost@cms-bfl.com Attention: Benoit Provost
with a copy in each case to:	Kilpatrick Townsend & Stockton LLP Suite 2800 | 1100 Peachtree Street | Atlanta, GA 30309-4528 Facsimile: 404 541 3156 E-mail: RCicchillo@kilpatricktownsend.com Attention: Rich Cicchillo
If to Beneficiary:	11975 El Camino Real, Suite 300, San Diego, CA 92130 Facsimile: 858-866-0482 E-mail: rberholtz@apricusbio.com Attention: General Counsel
with a copy to:	Salans & Associés 5 boulevard Malesherbes 75008 Paris, France Facsimile : +33 1 42 68 70 61 Email: jgrosperrin@salans.com Attn: Jean-Marc Grosperrin
with a copy to:	Ropes and Gray, LLP Three Embarcadero Center San Francisco, CA 94111-4006 Facsimile: +1 415 315 6026 Ryan.Murr@ropesgray.com Attention: Ryan Murr

Section 11.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; and (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 11.04    Currency. All references to "Euros" or "€" or "EUR€" in this Agreement refer to Euro, which is the single currency of Participating Member States of the European Union and take account of all gains and losses arising from conversion of foreign currency.

Section 11.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Term Sheet. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09    No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 11.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Beneficiary and Majority of Contributors. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, unless otherwise indicated in the other Transaction Documents and applicable to such Transaction Document, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 11.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.14    Agent. Gérard Burger (the “Agent”) is hereby appointed as agent and attorney-in-fact for each Contributor and Warrantor, for and on their behalf, to act as their several and joint agent under this Agreement and each other Transaction Agreement or instrument to be executed in connection herewith, and to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, claims for indemnification or otherwise, to authorize settlement of claims by or against any Contributor or Warrantor, including claims for indemnification under Article IX, and to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing in accordance with the terms and provisions of this Agreement and each other Agreement or instrument to be executed in connection herewith. The Contributors and Warrantors agree that the appointment of the Agent pursuant to this Section 11.14 is coupled with an interest and shall be irrevocable except as provided by applicable law. Any decision, act, consent, waiver or instruction of the Agent relating to any Agreement or instrument to be executed in connection herewith, or any matter arising thereunder or related thereto shall constitute a decision of all of the Contributors or Warrantors, as applicable, and shall be final, binding and conclusive upon each of them. Beneficiary and the Beneficiary Indemnitees may rely upon any such written decision, consent, waiver or instruction of the Agent as being the decision, consent or instruction of each and every Contributor or Warrantor, as applicable. The Contributors and Warrantors hereby irrevocably release, remise, acquit and forever discharge Agent from any and all claims, liabilities, demands, actions, causes of action, damages, obligations, losses and expenses of whatsoever kind or nature, which any of them ever had, now has or hereafter might have against Agent, whether in law, arbitration, administrative proceedings, equity or otherwise, and whenever accruing or maturing, in respect of any action taken or omitted to be taken by Agent in good faith pursuant to and in reliance on the authority granted hereby.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANIES: FINESCO
By: /s/ Gerard Burger Name: Gerard Burger Title: President Date: June 19, 2012

SCOMEDICA
By: /s/ Gerard Burger Name: Gerard Burger Title: President Date: June 19, 2012

BENEFICIARY: APRICUS BIOSCIENCES, INC.
By: /s/ Bassam Damaj Name: Dr. Bassam Damaj Title: President & CEO Date: June 19, 2012

[Signature Page to Stock Contribution Agreement]

CONTRIBUTORS: MR. GERARD BURGER /s/ Gerard Burger Date: June 19, 2012 acting on his behalf

MRS. MARTINE BURGER /s/ Martine Burger Date: June 19, 2012 acting on her behalf

MR. ERIC DIALLO /s/ Eric Diallo Date: June 19, 2012 acting on his behalf

MRS. DOMINIQUE BAPTISTE /s/ Dominique Baptiste Date: June 19, 2012 acting on her behalf

MR. RACHED GAIDA /s/ Rached Gaida Date: June 19, 2012 acting on his behalf

[Signature Page to Stock Contribution Agreement]